EXHIBIT 23.3

Board of Directors

Belmont Bancorp.

154 W. Main Street

St. Clairsville, OH 43950

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter dated April 14, 2005 to the Board of Directors of Belmont Bancorp. (“Belmont”) as Appendix B to the Proxy Statement/Prospectus of Belmont and Sky Financial Group, Inc. (“Sky”) relating to the proposed merger involving Belmont and Sky, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Sky. We also consent to the references to our opinion letter, as well as the use of our name, under the captions “SUMMARY,” and “THE MERGER— Background of the Merger,” and “Fairness Opinion of Financial Advisor,” included therein. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/    Friedman, Billings, Ramsey & Co., Inc.

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

Arlington, VA

April 12, 2005